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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                        of the Securities Exchange Act of
                            1934 (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement   [ ] Confidential, for Use of the Commission
[X]  Definitive Proxy Statement          Only (as permitted by Rule 14a-6(e)(2))

                         COLUMBUS MCKINNON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as specified in its charter)

Payment of filing fee (check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange  Act Rules  14a-6(i)(4)  and 0-11
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: __/
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                          COLUMBUS MCKINNON CORPORATION
                         140 JOHN JAMES AUDUBON PARKWAY
                          AMHERST, NEW YORK 14228-1197

              ----------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 16, 2004
              ----------------------------------------------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Columbus McKinnon Corporation, a New York corporation (the "Company"), will be held at the Company's corporate offices, 140 John James Audubon Parkway, Amherst, New York, on August 16, 2004, at 10:00 a.m., local time, for the following purposes:

     1. To elect six Directors to hold office until the 2005 Annual Meeting and until their successors have been elected and qualified; and

     2. To take action upon and transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on June 25, 2004, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting.

     It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend, please sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or vote by telephone or using the internet as instructed on the enclosed proxy card. If you attend the Annual Meeting, you may vote your shares in person if you wish. We sincerely appreciate your prompt cooperation.


                                                      TIMOTHY R. HARVEY
                                                      Secretary


Dated: July 13, 2004

                          COLUMBUS MCKINNON CORPORATION
                         140 JOHN JAMES AUDUBON PARKWAY
                          AMHERST, NEW YORK 14228-1197


                -------------------------------------------------

                                 PROXY STATEMENT

                -------------------------------------------------

     This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Columbus McKinnon Corporation, a New York corporation ("our Company", "we" or "us"), of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at our corporate offices, 140 John James Audubon Parkway, Amherst, New York, on August 16, 2004, at 10:00 a.m., local time, and at any adjournment or adjournments thereof. The close of business on June 25, 2004 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting. At the close of business on June 25, 2004, we had outstanding 14,896,172 shares of our common stock, $.01 par value per share, the holders of which are entitled to one vote per share on each matter properly brought before the Annual Meeting.

     The shares represented by all valid proxies in the enclosed form will be voted if received in time for the Annual Meeting in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted FOR the nominees for Director named in this Proxy Statement.

     In order for business to be conducted, a quorum must be present at the Annual Meeting. A quorum is a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting. Abstentions, broker non-votes and withheld votes will be counted in determining the existence of a quorum at the Annual Meeting.

     Directors  will be elected by a  plurality  of the votes cast at the Annual
Meeting, meaning the six nominees receiving the most votes will be elected. Under the law of the State of New York, our state of incorporation, only "votes cast" by the shareholders entitled to vote are determinative of the outcome of the matter subject to shareholder vote. Abstentions and broker non-votes are not counted in the vote and have no effect on the election of Directors. Unless indicated otherwise, shares represented by all valid proxies received in time for the Annual Meeting will be voted FOR the six nominees for Director named in this proxy statement. Instructions on a proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against such nominees.

     The execution of a proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

     This Proxy Statement and form of proxy is first being sent or given to shareholders on July 13, 2004.

PROPOSAL 1

                              ELECTION OF DIRECTORS

     Our Certificate of Incorporation provides that our Board of Directors shall consist of not less than three nor more than nine Directors to be elected at each annual meeting of shareholders and to serve for a term of one year or until their successors are duly elected and qualified. Our Board of Directors was comprised of seven members. Mr. Robert L. Montgomery, Jr., who had been a Director since 1982, announced his retirement as a Director effective as of March 31, 2004, reducing our Board of Directors to six members.

     Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the election as Directors of Herbert P. Ladds, Jr., Timothy T. Tevens, Carlos Pascual, Richard H. Fleming, Ernest R. Verebelyi and Wallace W. Creek, each of whom is presently a Director and has been previously elected by our shareholders. If any of these nominees should become unavailable for election for any reason, it is intended that the shares represented by the proxies solicited herewith will be voted for such other person as the Board of Directors shall designate. The Board of Directors has no reason to believe that any of these nominees will be unable or unwilling to serve if elected to office.

     The following information is provided concerning the nominees for Director:

     HERBERT P. LADDS, JR. has been a Director of our Company since 1973 and was elected our Chairman of the Board of Directors in January 1998. Mr. Ladds served as our Chief Executive Officer from 1986 until his retirement in July 1998. Mr. Ladds was our President from 1982 until January 1998, our Executive Vice President from 1981 to 1982 and Vice President - Sales & Marketing from 1971 to 1980. Mr. Ladds is also a director of Utica Mutual Insurance Company and Utica Life Insurance Company.

     TIMOTHY T. TEVENS was elected President and a Director of our Company in January 1998 and assumed the duties of Chief Executive Officer in July 1998. From May 1991 to January 1998 he served as our Vice President - Information Services and was also elected Chief Operating Officer in October 1996. From 1980 to 1991, Mr. Tevens was employed by Ernst & Young LLP in various management consulting capacities.

     CARLOS PASCUAL has been a Director of our Company since 1998. Mr. Pascual currently serves as Chairman of the Board of Directors of Xerox de Espana S.A. (Spain). From January 2000 through December 2003, Mr. Pascual was Executive Vice President and President of Developing Markets Operations for Xerox. From January 1999 to January 2000, Mr. Pascual served as Deputy Executive Officer of Xerox's Industry Solutions Operations. From August 1995 to January 1999, Mr. Pascual served as President of Xerox Corporation's United States Customer Operations. Prior thereto, he has served in various capacities with Xerox Corporation.

     RICHARD H. FLEMING was appointed a Director of our Company in March 1999. In February 1999, Mr. Fleming was appointed Executive Vice President and Chief Financial Officer of USG Corporation. Prior thereto, Mr. Fleming served USG Corporation in various executive financial capacities, including Senior Vice President and Chief Financial Officer from January 1995 to February 1999 and Vice President and Chief Financial Officer from January 1994 to January 1995.

Mr. Fleming also serves as a member of the Board of Directors for several non-for-profit entities including FamilyCare Services of Illinois, the Child Welfare League of America, and Chicago United.

     ERNEST R. VEREBELYI was appointed a Director of the Company in January 2003. Mr. Verebelyi retired from Terex Corporation, a global diversified equipment manufacturer, in October 2002 where he held the position of Group President, Terex Americas. Prior to joining Terex in 1998, he held executive general management and operating positions at General Signal Corporation, Emerson, Hussmann Corporation, and General Electric. Mr. Verebelyi also serves as a director of both The Nash Engineering Company of Fairfield, Connecticut and Fairfield Manufacturing Company, headquartered in Lafayette, Indiana.

     WALLACE W. CREEK was appointed a Director of the Company in January 2003. From December 2002 through June 2004, he served as Senior Vice President of Finance for Collins & Aikman, a leading manufacturer of automotive interior components. Prior to that, Mr. Creek was the Controller of General Motors Corporation for nearly ten years and held several executive positions in finance at GM over a forty-three year career.


THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.


                              CORPORATE GOVERNANCE

BOARD OF DIRECTORS INDEPENDENCE

     Our Board of Directors has determined that each of its current members, other than Mr. Tevens and Mr. Ladds, is independent within the meaning of the NASDAQ Stock Market, Inc. listing standards as currently in effect.

BOARD OF DIRECTORS MEETINGS AND ATTENDANCE

     The Board of Directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate. All Directors are expected to attend each meeting of the Board of Directors and the committees on which he serves, and are also invited, but not required, to attend the Annual Meeting. Agendas for meetings of the Board of Directors generally include executive sessions for the independent Directors to meet without management Directors present. During the year ended March 31, 2004, our Board of Directors held ten meetings. Each Director attended at least 75% of the aggregate number of meetings of our Board of Directors and meetings held by all committees of our Board of Directors on which he served. All Directors except Mr. Pascual attended the 2003 Annual Meeting.

AUDIT COMMITTEE

     Our Board of Directors has a standing Audit Committee comprised of Mr. Fleming, as Chairman, and Messrs. Pascual, Creek and Verebelyi. Each member of our Audit Committee is independent as defined under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and under the NASDAQ Stock Market, Inc. rules currently in effect. In addition, pursuant to the requirements of Section 407 of the Sarbanes-Oxley Act of 2002, our Board of Directors has determined that each of Messrs. Fleming, Verebelyi, Pascual and Creek qualifies as an "audit committee financial expert." The duties of our Audit Committee consist of (i) appointing or replacing our independent auditors,
(ii) pre-approving all auditing and permitted non-audit services provided to us by our independent auditors, (iii) reviewing with our independent auditors and our management the scope and results of our annual audited financial statements, our quarterly financial statements and significant financial reporting issues and judgments made in connection with the preparation of our financial statements, (iv) reviewing our management's assessment of the effectiveness of our internal controls, as well as our independent auditors' report on this assessment, (v) reviewing insider and affiliated party transactions and (vi) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting or internal controls. The Audit Committee is governed by a written charter approved by the Board of Directors which was amended in March 2004. A copy of this charter is set forth as APPENDIX A to this proxy statement. The charter of the Audit Committee is also posted on the Investor Relations section of the Company's website at WWW.CMWORKS.COM. Our Audit Committee held nine meetings in fiscal 2004.

COMPENSATION AND SUCCESSION COMMITTEE

     Our Compensation and Succession Committee consists of Mr. Pascual, as Chairman, and Messrs. Fleming, Creek and Verebelyi, all of whom are independent directors. The principal functions of this Committee are to (i) review and make recommendations to our Board of Directors with respect to our compensation strategy, (ii) evaluate the performance of our executive officers in light of our compensation goals and objectives, (iii) evaluate the performance of our chief executive officer and chief financial officer and review and establish their compensation, (iv) administer and make recommendations for grants and awards to our employees under our incentive compensation programs and (v) review and make recommendations with respect to our succession plans for all key management positions and provide assurance to our Board of Directors that our process in preparing our succession plans is appropriate. The Compensation and Succession Committee is governed by a written charter approved by the Board of Directors which is posted on the Investor Relations section of the Company's website at WWW.CMWORKS.COM. Our Compensation and Succession Committee held two meetings in fiscal 2004.

CORPORATE GOVERNANCE AND NOMINATION COMMITTEE

     Our Corporate Governance and Nomination Committee is responsible for (i) evaluating the composition, organization and governance of our Board of
Directors and its committees, (ii) monitoring compliance with our system of corporate governance and (iii) developing criteria, investigating and making recommendations with respect to candidates for membership on our Board of Directors. This Committee is chaired by Mr. Creek and also includes Messrs. Fleming, Pascual and Verebelyi. Each of these members is an independent director. Our Compensation and Succession Committee does not solicit direct nominations from our shareholders, but will give due consideration to written recommendations for nominees from our shareholders for election as directors that are submitted in accordance with our by-laws. See the information contained herein under the heading "Shareholders' Proposals." Generally, a shareholder who wishes to nominate a candidate for Director must give us prior written notice thereof, which notice must be personally delivered or mailed via registered first class mail, return receipt requested, to our Secretary and must be received by our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date our proxy statement was first mailed to shareholders in connection with our previous year's Annual Meeting. If such nomination is given in connection with a special meeting for the election of Directors, it must be received no later than the tenth day following the day on which the date of the special meeting is publicly announced or disclosed. The shareholder's recommendation for nomination must contain the following information as to each nominee for Director: the nominee's name, age, business address and residence address; the nominee's principal occupation or employment for the previous five years; the number of shares of our common stock owned by such candidate; and any other information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Exchange Act. A shareholder's recommendation must also set forth: such shareholder's name and address as they appear on our books and records; the number of shares of each class of our capital stock that are beneficially owned and held of record by such shareholder; any material interest of such shareholder in such nomination; any other information that is required to be provided by such shareholder pursuant to Regulation 14A under the Exchange Act in his or her capacity as a proponent to a shareholder proposal; and a signed consent from each nominee recommended by such shareholder that such nominee is willing to serve as a Director if elected. Any nomination not made in strict accordance with the foregoing provisions will be disregarded at the direction of our Chairman of the Board. The Corporate Governance and Nomination Committee is governed by a written charter approved by the Board of Directors which is posted on the Investor Relations section of the Company's website at WWW.CMWORKS.COM. Our Corporate Governance and Nomination Committee held three meetings in fiscal 2004.

CODE OF ETHICS

     In August 1999, our Board of Directors adopted a Code of Ethics which governs all of our Directors, officers and employees, including our Chief Executive Officer and other executive officers. This Code of Ethics is posted on the Corporate Information section of the Company's website at WWW.CMWORKS.COM. The Company will disclose any amendment to this Code of Ethics or waiver of a provision of this Code of Ethics, including the name of any person to whom the waiver was granted, on its website.

DIRECTOR COMPENSATION

     We pay an annual retainer of $100,000 to our Chairman of the Board and an annual retainer of $18,000 to each of our other outside directors. Directors who are also our employees do not receive an annual retainer. Committee chairmen each receive an additional annual retainer of $3,000, except for the chairman of the Audit Committee who receives an additional annual retainer of $5,000. In addition, each of our non-employee directors (other than our Chairman of the Board) also receives a fee of $1,500 for each Board of Directors and committee meeting attended and is reimbursed for any reasonable expenses incurred in attending such meetings.

DIRECTORS' AND OFFICERS' INDEMNIFICATION INSURANCE

     Effective   April  1,  2004,   we  placed  our   directors   and   officers
indemnification insurance coverage with the Hartford Twin City Insurance Company, One Beacon American Insurance Company, Travelers Casualty and Surety Company and Philadelphia Indemnity Insurance Company for a term of one year at a cost of $395,000. The total insurance coverage is $25,000,000, with Hartford Twin City providing coverage of $10,000,000, and One Beacon, Travelers and Philadelphia each providing $5,000,000 of coverage. This insurance provides coverage to our executive officers and directors individually where exposures exist for which we are unable to provide direct indemnification.

CONTACTING THE BOARD OF DIRECTORS

     Although we do not have a formal policy regarding communications with our Board of Directors, shareholders may communicate with our Board of Directors by writing to: Board of Directors, Columbus McKinnon Corporation, 140 John James Audubon Parkway, Amherst, New York 14228-1197. Shareholders who would like their submission directed to a particular Director may so specify and the communication will be forwarded, as appropriate.

                      OUR DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding our Directors and executive officers:

    NAME                            AGE   POSITION
    ----                            ---   --------

    Herbert P. Ladds, Jr.            71   Chairman of the Board

    Timothy T. Tevens                48   President, Chief Executive Officer
                                             and Director

    Carlos Pascual (1)               58   Director

    Richard H. Fleming (1)           57   Director

    Ernest R. Verebelyi (1)          56   Director

    Wallace W. Creek (1)             65   Director

    Robert R. Friedl                 49   Vice President - Finance and Chief
                                             Financial Officer

    Ned T. Librock                   51   Vice President - Sales

    Karen L. Howard                  42   Vice President - Controller

    Joseph J. Owen                   43   Vice President - Strategic Integration

    Robert H. Myers, Jr.             61   Vice President - Human Resources

    Timothy R. Harvey                53   General Counsel and Secretary
------------------
(1) Messrs. Pascual, Fleming, Verebelyi and Creek each serve on our Audit Committee, Compensation and Succession Committee and Corporate Governance and Nomination Committee.

     All of our officers are elected annually at the first meeting of our Board of Directors following the Annual Meeting of Shareholders and serve at the discretion of our Board of Directors. There are no family relationships between any of our officers or Directors. Recent business experience of our Directors is set forth above under "Election of Directors." Recent business experience of our executive officers who are not also Directors is as follows:

     ROBERT R. FRIEDL was elected Vice President - Finance and Chief Financial Officer in March 2004. He was President of Friedl Associates from November 2001 to February 2004, and from May 2000 until August 2001, he served as Senior Vice President and Chief Financial Officer of Specialty Equipment Companies (acquired by United Technologies Corporation in November 2000). He joined The Manitowoc Company in 1988, holding a number of senior financial positions including the office of Chief Financial Officer from 1992 to September 1999. Prior to joining Manitowoc, Mr. Friedl held management positions in telecommunications companies and in public accounting. Mr. Friedl is a certified public accountant with a M.S. degree in Taxation.

     NED T. LIBROCK was elected a Vice President in November 1995. Mr. Librock has been employed by us since 1990 in various sales management capacities. Prior to his employment with us, Mr. Librock was employed by Dynabrade Inc., a manufacturer of power tools, as director of Sales and Marketing.

     KAREN L. HOWARD was elected our Vice President - Controller in January 1997. From June 1995 to January 1997, Ms. Howard was employed by us in various financial and accounting capacities. Previously, Ms. Howard was employed by Ernst & Young LLP as a certified public accountant.

     JOSEPH J. OWEN was appointed Vice President - Strategic Integration in August 1999. From April 1997 to August 1999, Mr. Owen was employed by us as Corporate Director - Materials Management. Prior to joining us, Mr. Owen was employed by Ernst & Young LLP in various management consulting capacities.

     ROBERT H. MYERS, JR. has been employed by us since 1959. In October of 2001, Mr. Myers was appointed Vice President - Human Resources. Prior to October 2001, Mr. Myers served for eight years as Corporate Manager of Environmental Systems. Prior to that, Mr. Myers served as Human Resources Director of our CM Hoist Division.

     TIMOTHY R. HARVEY has been with us since 1996, initially serving as Manager
- Legal Affairs until his appointment as Secretary in October 2003. He also serves as our General Counsel. Prior to 1996, Mr. Harvey was engaged in the private practice of law in Buffalo, New York.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the cash compensation as well as certain other compensation paid during the fiscal years ended March 31, 2002, 2003 and 2004 for our Chief Executive Officer and our other four most highly compensated executive officers. The amounts shown include compensation for services in all compensation capacities.

                                                                 SUMMARY COMPENSATION TABLE
                                                                 --------------------------
                                             ANNUAL COMPENSATION                       LONG-TERM COMPENSATION AWARDS
                                             -------------------                       -----------------------------
                                                                                               SECURITIES
                                                                                  RESTRICTED   UNDERLYING
                                FISCAL                           OTHER ANNUAL        STOCK      OPTIONS/        ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR      SALARY      BONUS     COMPENSATION      AWARDS(2)     SARS(3)     COMPENSATION(4)
---------------------------      ----      ------      -----     ------------      ---------     -------     ---------------
Timothy T. Tevens,               2004    $472,500    $     -     $          -              -           -     $         5,645
   President and Chief           2003     492,827     66,620                -              -           -               5,958
   Executive Officer             2002     462,548          -                -              -      60,000               9,129

 Robert L. Montgomery, Jr.,(1)   2004     393,750          -                -              -           -               4,897
   Executive Vice President and  2003     410,462     39,555                -              -           -               5,958
   Chief Financial Officer       2002     385,457          -                -              -           -              10,953

 Ned T. Librock,                 2004     231,280          -              279(5)           -           -               3,326
   Vice President - Sales        2003     230,577     31,015           23,874(5)           -           -               5,958
                                 2002     215,385          -           69,373(5)           -      45,000              10,796

 Karen L. Howard,                2004     196,500          -                -              -           -               2,989
   Vice President -              2003     196,135     18,796                -              -           -               5,958
   Controller                    2002     182,635          -                -              -      45,000              10,060

 Joseph J. Owen,                 2004     194,250          -                -              -           -               2,956
   Vice President -              2003     193,894     26,062           37,640(6)           -           -               5,958
   Strategic Integration         2002     180,673          -                -              -      45,000               9,010

----------------------------------------------------------------------------------------------------------------------------

(1) Mr. Montgomery resigned as Chief Financial Officer effective March 2, 2004 and resigned as Executive Vice President effective March 31, 2004.

(2) Mr. Tevens was granted 2,488 shares of restricted common stock on June 10, 1999, which had a value on such date of $61,900, and a value on March 31, 2004 of $19,058. Mr. Montgomery was granted 2,417 shares of restricted common stock on June 10, 1999, which had a value on such date of $60,100, and a value as of March 31, 2004 of $18,514. Mr. Librock was granted 1,386 shares of restricted common stock on June 10, 1999, which had a value on such date of $34,500 and a value as of March 31, 2004 of $10,617. Ms. Howard was granted 1,031 shares of restricted common stock on June 10, 1999, which had a value on such date of $25,650; and 8,500 shares of restricted common stock on August 17, 1998, which had a value on such date of $196,563. The restrictions on 8,500 of Ms. Howard's restricted shares of common stock lapsed on August 16, 2003, on which date such shares had a value of $32,215. As of March 31, 2004, the number of restricted shares of common stock held by Ms. Howard was 1,031 and the value of such restricted shares was $7,897. Mr. Owen was granted 1,016 shares of restricted common stock on June 10, 1999, which had a value on such date of $25,300 and 5,000 shares of restricted common stock on April 14, 1997, which had a value on such date of $95,000. The restrictions on 5,000 of Mr. Owen's restricted shares of common stock lapsed on April 12, 2002, on which date such shares had a value of $67,500. As of March 31, 2004, the number of restricted shares of common stock held by Mr. Owen was 1,016, and the value of such restricted shares was $7,782. We do not pay dividends on our outstanding shares of restricted common stock. In the event we declare any dividends on our common stock in the future, we would provide additional compensation to holders of our restricted common stock in lieu of such dividends.

(3) Consists of (i) options granted in fiscal 2002 to Messrs. Tevens and Librock, Ms. Howard and Mr. Owen pursuant to our Incentive Stock Option Plan in the amounts of 38,620, 40,500, 40,500 and 40,500 shares, respectively and (ii) options granted in fiscal 2002 to Messrs. Tevens and Librock, Ms. Howard and Mr. Owen pursuant to our Non-Qualified Stock Option Plan in the amounts of 21,380, 4,500, 4,500 and 4,500 shares, respectively.

(4) Consists of: (i) the value of shares of common stock allocated in fiscal 2004 under our Employee Stock Ownership Plan, or ESOP, to accounts for Messrs. Tevens, Montgomery, Librock, Ms. Howard and Mr. Owen in the amount of $1,083, $1,083, $1,083, $1,064 and $1,052, respectively, (ii) premiums for group term life insurance policies insuring the lives of Messrs. Tevens, Montgomery and Librock, Ms. Howard and Mr. Owen in the amount of $111 each and (iii) our matching contributions under our 401(k) plan for Messrs. Tevens, Montgomery and Librock, Ms. Howard and Mr. Owen in the amount of $4,451, $3,703, $2,132, $1,814 and $1,793, respectively.

(5) Represents tax reimbursement payments we made to Mr. Librock in fiscal 2004, 2003 and 2002 to offset the income tax effects of the expiration of the restrictions on 11,900 shares of restricted common stock granted to him in fiscal 1997 and released in fiscal 2002.

(6) Represents tax reimbursement payments we made to Mr. Owen in fiscal 2003 to offset the income tax effects of the expiration of the restrictions on 5,000 shares of restricted common stock granted to him in fiscal 1998 and released in fiscal 2003. See footnote (2) above.


EMPLOYEE PLANS

     EMPLOYEE STOCK OWNERSHIP PLAN. We maintain our ESOP for the benefit of substantially all of our domestic non-union employees. The ESOP is intended to be an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended and an eligible individual account plan within the meaning of Section 407(d)(3) of the Internal Revenue Code. From 1988 through 1998, the ESOP has purchased from us 1,373,549 shares of common stock for the aggregate sum of approximately $10.5 million. The proceeds of certain institutional loans were used to fund such purchases. The ESOP's loans are secured by our common stock which is held by the ESOP and such loans are guaranteed by us. The ESOP acquired 479,900 shares of our common stock in October 1998 for the aggregate sum of approximately $7.7 million. The proceeds of a loan we made to the ESOP were used to fund the purchase.

     On a quarterly basis, we make a contribution to the ESOP in an amount determined by our Board of Directors. In fiscal 2004, our cash contribution was approximately $0.9 million. The ESOP's trustees use the entire contribution to make payments of principal and interest on the ESOP's loans.

     Common stock not allocated to ESOP participants is recorded in an ESOP suspense account and is held as collateral for repayment of the ESOP's loans. As payments of principal and interest are received by the lenders, these shares are released from the ESOP suspense account annually and are then allocated to the ESOP participants in the same proportion as a participant's compensation for such year bears to the total compensation of all participants.

     An ESOP participant becomes fully vested in all amounts allocated to him or her after five years of service. The shares of our common stock held by the participants in the ESOP are voted by the participants in the same manner as any other share of our common stock.

     In general, common stock allocated to a participant's account is distributed upon his or her termination of employment, normal retirement at age 65 or death. The distribution is made in whole shares of common stock with a cash payment in lieu of any fractional shares.

     Messrs. Friedl, Myers, Harvey and Ms. Howard serve as trustees of the ESOP. As of March 31, 2004, the ESOP owned 1,156,752 shares of our common stock.
Common stock allocated pursuant to the ESOP to Messrs. Tevens, Montgomery and Librock, Ms. Howard and Mr. Owen as of March 31, 2004 is 141 shares, 141 shares, 141 shares, 138 shares and 137 shares, respectively.

     PENSION PLAN. We have a non-contributory, defined benefit Pension Plan which provides certain of our employees with retirement benefits. As defined in the Pension Plan, a participant's annual pension benefit at age 65 is equal to the product of (i) 1% of the participant's final average earnings, as calculated by the terms of the Pension Plan, plus 0.5% of that part, if any, of final average earnings in excess of such participant's "social security covered compensation," as such term is defined in the Pension Plan, multiplied by (ii) such participant's years of credited service, limited to 35 years. Plan benefits are not subject to reduction for social security benefits.

     The following table illustrates the estimated annual benefits upon retirement under our Pension Plan if the plan remains in effect and assuming that an eligible employee retires at age 65. However, because of changes in tax laws or future adjustments to the provisions of our Pension Plan, actual pension benefits could differ significantly from the amounts set forth in the table.


                                            YEARS OF SERVICE
                         -------------------------------------------------------
      FINAL AVERAGE         15          20           25         30         35
      --------------        --          --           --         --         --
         EARNINGS
         --------

         125,000          22,247      29,663       37,079     44,494     51,910
         150,000          27,872      37,163       46,454     55,744     65,035
         175,000          33,497      44,663       55,829     66,994     78,160
         200,000          39,122      52,163       65,204     78,244     91,285
         250,000          40,247      52,663       67,079     80,494     93,910
         300,000          40,247      52,663       67,079     80,494     93,910
         350,000          40,247      52,663       67,079     80,494     93,910
         400,000          40,247      52,663       67,079     80,494     93,910
         450,000          40,247      52,663       67,079     80,494     93,910
         500,000          40,247      52,663       67,079     80,494     93,910


     A portion of the annual  benefit for plan  participants  is  determined  by their final average earnings in excess of "social security covered compensation," as such term is defined in our Pension Plan. Since this amount can vary depending on the eligible employee's year of birth, all pension amounts shown above have been calculated using Mr. Tevens' year of birth and his social security covered compensation of $78,372. Our Pension Plan excludes final average earnings in excess of $205,000.

     If Messrs. Tevens, Montgomery and Librock, Ms. Howard and Mr. Owen remain our employees until they reach age 65, the years of credited service under the Pension Plan for each of them would be 30, 17, 28, 32 and 29, respectively.

     NON-QUALIFIED STOCK OPTION PLAN. In October 1995, we adopted our Non-Qualified Stock Option Plan and reserved, subject to certain adjustments, an aggregate of 250,000 shares of our common stock for issuance thereunder. Under the terms of our Non-Qualified Plan, options may be granted by our Compensation and Succession Committee to our officers and other key employees as well as to non-employee directors and advisors. In fiscal 2004, we did not grant any options to purchase shares of our common stock under our Non-Qualified Plan.

     INCENTIVE STOCK OPTION PLAN. Our Incentive Stock Option Plan which was adopted in October 1995 and amended in 2002, authorizes our Compensation and Succession Committee to grant to our officers and other key employees stock options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. Our Incentive Plan reserved, subject to certain adjustments, an aggregate of 1,750,000 shares of common stock to be issued thereunder. Options granted under the Incentive Plan become exercisable over a four-year period at the rate of 25% per year commencing one year from the date of grant at an exercise price of not less than 100% of the fair market value of our common stock on the date of grant. Any option granted thereunder may be exercised not earlier than one year and not later than ten years from the date the option is granted. In the event of certain extraordinary transactions, including a change in control, the vesting of such options would automatically accelerate. In fiscal 2004, we granted options to purchase 45,000 shares of our common stock under the Incentive Plan.

     RESTRICTED STOCK PLAN. Our Restricted Stock Plan which was adopted in October 1995 and amended in 2002, reserves, subject to certain adjustments, an aggregate of 150,000 shares of our common stock to be issued upon the grant of restricted stock awards thereunder. Under the terms of the Restricted Stock
Plan, our Compensation and Succession Committee may grant to our employees restricted stock awards to purchase shares of common stock at a purchase price of not less than $.01 per share. Shares of common stock issued under the Restricted Stock Plan are subject to certain transfer restrictions and, subject to certain exceptions, must be forfeited if the grantee's employment with us is terminated at any time prior to the date the transfer restrictions have lapsed. Grantees who remain continuously employed with us become vested in their shares five years after the date of the grant, or earlier upon death, disability, retirement or other special circumstances. The restrictions on any such stock awards automatically lapse in the event of certain extraordinary transactions, including a change in our control. In fiscal 2004, we did not award any shares of our common stock under the Restricted Stock Plan.

     CORPORATE INCENTIVE PLAN. In July 2001, we adopted our Incentive Plan and our Incentive Plan Addendum to replace our previous plan. Most of our employees are eligible to participate in the Incentive Plan. Under the Incentive Plan, for each fiscal year, each participant is assigned a participation percentage by our management. The actual bonus to be paid to a participant will be equal to his participation percentage times his base compensation, multiplied by a factor, which is the annual budgeted target percentage determined by the Board of Directors plus or minus two times the percentage difference between our actual pretax income and budgeted pretax income for the applicable quarter or year. The bonus is computed and paid quarterly at 75% of the calculated amount for each of the first three quarters. The Incentive Plan was suspended for fiscal 2004 and, as a result, no bonuses were paid in fiscal 2004 thereunder.

     401(K) PLAN. We maintain a 401(k) retirement savings plan which covers all of our non-union employees in the U.S., including our executive officers, who have completed at least 90 days of service. Eligible participants may contribute up to 30% of their annual compensation (7% for highly compensated employees), subject to an annual limitation as adjusted by the provisions of the Internal Revenue Code. Employee contributions are matched by us in an amount equal to 50% of the employee's salary reduction contributions, as such term is defined in the 401(k) Plan. Our matching contributions are limited to 3% of the employee's base pay and vest at the rate of 20% per year. Commencing May 1, 2003, we suspended our matching contributions.

CHANGE IN CONTROL AGREEMENTS

     We have entered into change in control agreements with Messrs. Tevens and Librock, Ms. Howard, Mr. Owen and certain other of our officers and employees. The change in control agreements provide for an initial term of one year, which, absent delivery of notice of termination, is automatically renewed annually for an additional one year term. Generally, each of the named officers is entitled to receive, upon termination of employment within 36 months of a change in control of our Company (unless such termination is because of death, disability, for cause or by an officer or employee other than for "good reason," as defined in the change in control agreements), (i) a lump sum severance payment equal to three times the sum of (A) his or her annual salary and (B) the greater of (1) the annual target bonus under the Incentive Plan in effect on the date of termination and (2) the annual target bonus under the Incentive Plan in effect immediately prior to the change in control of our Company, (ii) continued coverage for 36 months under our medical and life insurance plans, (iii) a lump sum payment equal to the actuarial equivalent of the pension payment which he or she would have accrued under our tax-qualified retirement plans had he or she continued to be employed by us for three additional years and (iv) certain other specified payments. Aggregate "payments in the nature of compensation" (within the meaning of Section 280G of the Internal Revenue Code) payable to any executive or employee under the change in control agreements is limited to the amount that is fully deductible by us under Section 280G of the Internal Revenue Code less one dollar. The events that trigger a change in control under the change in control agreements include (i) the acquisition of 20% or more of our outstanding common stock by certain persons, (ii) certain changes in the membership of the our Board of Directors, (iii) certain mergers or consolidations, (iv) certain sales or transfers of substantially all of our assets and (v) the approval by our shareholders of a plan of dissolution or liquidation.

OPTIONS GRANTED IN LAST FISCAL YEAR

     No stock options were granted in fiscal 2004 to our officers named in the Summary Compensation Table.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to our executives named in the Summary Compensation Table concerning the exercise of options during fiscal 2004 and unexercised options held at the end of fiscal 2004.

                                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                              OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END (1)
                                    SHARES                    --------------------------        ----------------------
       NAME AND                    ACQUIRED        VALUE
  PRINCIPAL POSITION              ON EXERCISE     REALIZED    EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
  ------------------              -----------     --------    -----------   -------------     -----------   -------------

  Timothy T. Tevens,
    President and Chief
    Executive Officer             $         -     $      -        134,000          30,000     $         -   $           -

  Robert L. Montgomery, Jr.,
    Executive Vice President
    and Chief Financial                     -            -              -               -               -               -
    Officer

  Ned T. Librock,                           -            -        108,500          22,500               -               -
    Vice President - Sales

  Karen L. Howard,
    Vice President -                        -            -        108,500          22,500               -               -
    Controller

  Joseph J. Owen,
    Vice President -
    Strategic Integration                   -            -         41,500          22,500               -               -
-----------------------


(1) Represents the difference between $7.66, the closing market value of our common stock as of March 31, 2004 and the exercise prices of such options which are exercisable at an exercise price less than $7.66, of which there were none.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of March 31, 2004, including the Non-Qualified Plan and the Incentive Plan.

                                                                                             NUMBER OF SECURITIES
                                                                                             REMAINING FOR FUTURE
                                 NUMBER OF SECURITIES TO BE        WEIGHTED AVERAGE          ISSUANCE UNDER EQUITY
                                   ISSUED UPON EXERCISE OF        EXERCISE PRICE OF           COMPENSATION PLANS
                                    OUTSTANDING OPTIONS,         OUTSTANDING OPTIONS,        (EXCLUDING SECURITIES
PLAN CATEGORY                        WARRANTS AND RIGHTS         WARRANTS AND RIGHTS       REFLECTED IN COLUMN (A))
-------------                        -------------------         -------------------       ------------------------

Equity compensation plans
approved by security holders              1,229,850                     $13.77                      752,650

Equity compensation plans not                     -                          -                            -
approved by security holders

      Total                               1,229,850                     $13.77                      752,650


                           COMPENSATION AND SUCCESSION
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation for our executive officers is administered by the Compensation and Succession Committee, which currently consists of four independent (non-employee) Directors. Our Board of Directors has delegated to the Compensation and Succession Committee responsibility for establishing, administrating and approving the compensation arrangements of the Chief Executive Officer and other executive officers.

     The following objectives, established by our Compensation and Succession Committee, are the basis for the Company's executive compensation program:

     o providing a comprehensive program with components including base salary, performance incentives, and benefits that support and align with our goal of providing superior value to customers and shareholders;

     o ensuring that we are competitive and can attract and retain qualified and experienced executive officers and other key personnel; and

     o appropriately motivating our executive officers and other key personnel to seek to attain short, intermediate and long-term corporate and divisional performance goals and to manage our Company to achieve sustained long term growth.

     The Compensation and Succession Committee reviews compensation policy and specific levels of compensation paid to our Chief Executive Officer and other executive officers and makes recommendations to our Board of Directors regarding executive compensation, policies and programs.

     The Compensation and Succession Committee is assisted in these efforts, when required, by independent outside consultants and by our internal staff, who provide the Compensation and Succession Committee with relevant information and recommendations regarding compensation policies and specific compensation matters.

ANNUAL COMPENSATION PROGRAMS

     Our executives' base salaries are compared to manufacturing companies included in a periodic management survey completed by outside compensation consultants and all data have been regressed to revenues equivalent to our revenues. This survey is used because it reflects companies with similar revenue and in the same industry sectors as us. The Compensation and Succession Committee believes salaries should be targeted toward the median of the surveyed salaries reported, depending upon the relative experience and individual performance of the executive. However, given the recent difficult economic climate, salaries of some of our executives, including our Chief Executive Officer, have remained below the targeted median.

     Salary adjustments are determined by four factors: (i) an assessment of the individual executive officer's performance and merit, (ii) our goal of achieving market parity with salaries of comparable executives in the competitive market,
(iii) the occurrence of any promotion or other increases in responsibility of the executive and (iv) the general economic environment in which we are operating. In assessing market parity, we target groups of companies surveyed and referred to above.

     Each executive officer's corporate position is assigned a title classification reflecting evaluation of the position's overall contribution to our corporate goals and the value the labor market places on the associated job skills. A range of appropriate salaries is then assigned to that title classification. Each April, the salary ranges may be adjusted to reflect market conditions, including changes in comparison companies, inflation, and supply and demand in the market. The midpoint of the salary range corresponds to a "market rate" salary which the Compensation and Succession Committee believes is appropriate for an experienced executive who is performing satisfactorily, with salaries in excess of the salary range midpoint appropriate for executives whose performance is superior or outstanding.

     The Compensation and Succession Committee has recommended that any progression or regression within the salary range for an executive officer will depend upon a formal annual review of job performance, accomplishments and progress toward individual and/or overall goals and objectives for each of our segments that such executive officer oversees as well as his contributions to our overall direction. The long-term growth in shareholder value is an important factor. The results of executive officers' performance evaluations will form a part of the basis of the Compensation and Succession Committee's decision to approve, at its discretion, future adjustments in base salaries of our executive officers.

PERSONAL BENEFITS

     We seek to maintain an egalitarian culture in our facilities and operations. Our officers are not entitled to operate under different standards from our other employees. We do not provide our officers with reserved parking spaces or separate facilities of any kind, nor do we maintain programs providing personal benefits to our officers. Our healthcare and other insurance programs are the same for all eligible employees, including our officers. We expect our officers to be role models under our corporate governance principles, which are applicable to all employees, and our officers are not entitled to operate under lesser standards.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Compensation decisions affecting our Chief Executive Officer were based on quantitative and qualitative factors. These factors were accumulated by an external compensation consulting firm and included comparisons of our fiscal 2004 financial statistics to peer companies, strategic achievements such as acquisitions and their integration, comparisons of the base salary level to the median for comparable companies in published compensation surveys and assessments prepared internally by other members of our executive management. As a cost savings measure, Mr. Tevens had voluntarily requested that his base salary be decreased by 5% to $472,500 for fiscal 2004. The Compensation and Succession Committee has determined that Mr. Teven's base salary should remain at this level for fiscal 2005, resulting in his salary being below the median for comparable companies.

SECTION 162(M) OF INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to a company's chief executive officer and any one of the four other most highly paid executive officers during its taxable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Based upon the compensation paid to the Company's executive officers in fiscal 2003, it does not appear that the Section 162(m) limitation will have a significant impact on us in the near term. However, the Compensation and Succession Committee plans to review this matter periodically.

                                               Carlos Pascual, Chairman
                                               Richard H. Fleming
                                               Wallace W. Creek
                                               Ernest R. Verebelyi


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Our Audit Committee retained Ernst & Young LLP to audit our consolidated financial statements for fiscal 2004. All services provided on our behalf by Ernst & Young LLP during fiscal 2003 and 2004 were approved in advance by our Audit Committee. The aggregate fees billed to us by Ernst & Young LLP for fiscal 2004 and 2003 are as follows:


                                                           FISCAL YEAR
                                                           -----------
                                                         2004        2003
                                                         ----        ----
                                                        ($ in thousands)

      Audit Fees....................................   $   536     $   434
      Audit Related Fees............................        93          77
      Tax Fees .....................................       351       1,091
      All Other Fees................................        26          13
                                                       -------     -------
                    Total...........................   $ 1,005     $ 1,615
                                                       =======     =======

     Our Audit Committee has selected Ernst & Young LLP, independent certified public accountants, to act as our independent auditors for 2005. We expect that a representative of Ernst & Young LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders.


                          REPORT OF THE AUDIT COMMITTEE

REVIEW OF OUR AUDITED FINANCIAL STATEMENTS

     Our Audit Committee is comprised of the Directors named below, each of whom is independent as defined under Section 10A(m)(3) of the Exchange Act and under the NASDAQ Stock Market, Inc. listing standards currently in effect. In addition, pursuant to the requirements of Section 407 of the Sarbanes-Oxley Act of 2002, our Board of Directors has determined that each of Messrs. Fleming, Pascual, Verebelyi and Creek qualifies as an "audit committee financial expert."

     The Audit Committee operates under a written charter which is annexed to this proxy statement as APPENDIX A. This charter includes provisions requiring Audit Committee advance approval of all audit and non-audit services to be provided by independent public accountants. However, as a matter of course, we will not engage any outside accountants to perform any audit or non-audit services without the prior approval of the Audit Committee.

     The Audit Committee has reviewed and discussed our audited financial statements for the year ended March 31, 2004 with our management. The Audit
Committee has also discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

     The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," and has discussed the independence of Ernst & Young LLP with that firm.

     Based on the review and the discussions noted above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2004 for filing with the Securities and Exchange Commission.


                                               Richard H. Fleming, Chairman
                                               Carlos Pascual
                                               Wallace W. Creek
                                               Ernest R. Verebelyi

                                PERFORMANCE GRAPH

         The Performance Graph shown below compares the cumulative total shareholder return on our common stock based on its market price, with the total return of the S&P MidCap 400 Index and the Dow Jones Industrial - Diversified Index. The comparison of total return assumes that a fixed investment of $100 was invested on April 1, 1999 in our common stock and in each of the foregoing indices and further assumes the reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                       [ILLUSTRATION OF PERFORMANCE GRAPH]



                                             1999  2000  2001  2002  2003  2004
                                             ----  ----  ----  ----  ----  ----

Columbus McKinnon Corporation..............   100    66    41    68     8    40
S&P Midcap 400 Index.......................   100   138   128   153   117   174
Dow Jones US Industrial - Diversified Index   100   131   114   107    75   103


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Succession Committee is composed of Carlos Pascual, Richard H. Fleming, Wallace W. Creek and Ernest R. Verebelyi, each an independent Director. No interlocking relationship exists between any member of our Compensation and Succession Committee or any of our executive officers and any member of any other company's board of directors or compensation committee (or equivalent), nor has any such relationship existed in the past. No member of our Compensation and Succession Committee was, during fiscal 2004 or prior thereto, an officer or employee of our Company or any of our subsidiaries.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our Directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission and NASDAQ initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Our executive officers, Directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended March 31, 2004 all Section 16(a) filing requirements applicable to our executive officers, Directors and greater than 10% beneficial owners were complied with, except that Mr. Friedl was late in filing one Form 4 with respect to the grant of stock options, and the Form 5 filed at year end for each of Messrs. Tevens, Montgomery, Friedl, Owen, Librock, Myers and Harvey and Ms. Howard were filed four days late.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of May 31, 2004 regarding the beneficial ownership of our Common Stock by (i) each person who is known by us to own beneficially more than 5% of our common stock; (ii) by each Director; (iii) by each of our executive officers named in the Summary Compensation Table and (iv) by all of our executive officers and Directors as a group.




                                                 NUMBER OF          PERCENTAGE
DIRECTORS, OFFICERS AND 5% SHAREHOLDERS          SHARES (1)          OF CLASS
---------------------------------------          ----------          --------

Herbert P. Ladds, Jr. (2)(3)                        914,610              6.14
Timothy T. Tevens (2)(4)                            178,666              1.20
Robert L. Montgomery, Jr. (2)(5)                  1,152,763              7.74
Carlos Pascual (2)                                    1,500                 *
Richard H. Fleming (2)                                1,504                 *
Ernest R. Verebelyi (2)                               1,000                 *
Wallace W. Creek (2)                                  6,500                 *
Ned T. Librock (2)(6)                               132,904                 *
Karen L. Howard (2)(7)                              132,103                 *
Joseph J. Owen (2)(8)                                52,985                 *
All Directors and Executive Officers
    as a Group (12 persons) (9)                   1,456,545              9.78
Columbus McKinnon Corporation
    Employee Stock Ownership Plan (2)             1,156,752              7.77
Jeffrey L. Gendell (10)                           1,481,280              9.94
Dimensional Fund Advisors Inc. (11)                 845,078              5.67
Capital Group International, Inc. (12)              765,000              5.14
-------
   *     Less than 1%.


(1) Rounded to the nearest whole share. Unless otherwise indicated in the footnotes, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder, except to the extent that authority is shared by spouses under applicable law.

(2) The business address of each of the executive officers and directors is 140 John James Audubon Parkway, Amherst, New York 14228-1197.

(3) Includes (i) 731,355 shares of common stock owned directly, (ii) 163,705 shares of common stock owned directly by Mr. Ladds' spouse, and (iii) 19,550 shares of common stock held by Mr. Ladds' spouse as trustee for the grandchildren of Mr. Ladds.

(4) Includes (i) 32,838 shares of common stock owned directly, (ii) 7,000 shares of common stock owned directly by Mr. Tevens' spouse, (iii) 50 shares of common stock owned by Mr. Tevens' son, (iv) 4,778 shares of common stock allocated to Mr. Tevens' ESOP account, (v) 93,120 shares of common stock issuable under options granted to Mr. Tevens under the Incentive Plan which are exercisable within 60 days and (vi) 40,880 shares of common stock issuable under options granted to Mr. Tevens under the Non-Qualified Plan which are exercisable within 60 days. Excludes 144,310 shares of common stock issuable under options granted to Mr. Tevens under the Incentive Plan and 10,690 shares of common stock issuable under options granted to Mr. Tevens under the Non-Qualified Plan which are not exercisable within 60 days.

(5) Includes (i) 1,052,745 shares of common stock owned directly, (ii) 85,000 shares of common stock owned directly by Mr. Montgomery's spouse and (iii) 15,018 shares of common stock allocated to Mr. Montgomery's ESOP account.

(6) Includes (i) 19,390 shares of common stock owned directly, (ii) 152 shares of common stock owned by Mr. Librock's son, (iii) 4,862 shares of common stock allocated to Mr. Librock's ESOP account, (iv) 92,595 shares of common stock issuable under options granted to Mr. Librock under the Incentive Plan which are exercisable within 60 days and (v) 15,905 shares of common stock issuable under options granted to Mr. Librock under the Non-Qualified Plan which are exercisable within 60 days. Excludes 60,250 shares of common stock issuable under options granted to Mr. Librock under the Incentive Plan and 2,250 shares of common stock issuable under options granted to Mr. Librock under the Non-Qualified Plan which are not exercisable within 60 days.

(7) Includes (i) 21,796 shares of common stock owned directly, (ii) 1,807 shares allocated to Ms. Howard's ESOP account, (iii) 92,595 shares of common stock issuable under options granted to Ms. Howard under the Incentive Plan which are exercisable within 60 days and (iv) 15,905 shares of common stock issuable under options granted to Ms. Howard under the Non-Qualified Plan which are exercisable within 60 days. Excludes (i) 1,154,944 additional shares of common stock owned by the ESOP for which Ms. Howard serves as one of four trustees and for which she disclaims any beneficial ownership and (ii) 40,250 shares of common stock issuable under options granted to Ms. Howard under the Incentive Plan and 2,250 shares of common stock issuable under options granted to Ms. Howard under the Non-Qualified Plan which are not exercisable within 60 days.

(8) Includes (i) 9,005 shares of common stock owned directly, (ii) 1,327 shares of common stock owned by Mr. Owen's spouse, (iii) 1,153 shares of common stock allocated to Mr. Owen's ESOP account and (iv) 39,250 shares of common stock issuable under options granted to Mr. Owen under the Incentive Plan which are exercisable within 60 days and (v) 2,250 shares of common stock issuable under options granted to Mr. Owen under the Non-Qualified Plan which are exercisable within 60 days. Excludes 50,250 shares of common stock issuable under options granted to Mr. Owen under the Incentive Plan and 2,250 shares under the Non-Qualified Plan which are not exercisable within 60 days.

(9) Includes (i) options to purchase an aggregate of 420,712 shares of common stock issuable to certain executive officers under the Incentive Plan and Non-Qualified Plan which are exercisable within 60 days. Excludes the shares of common stock owned by the ESOP as to which Mr. Friedl, Ms. Howard, Mr. Harvey and Mr. Myers serve as trustees, except for an aggregate of 318,115 shares allocated to the respective ESOP accounts of our executive officers and (ii) options to purchase an aggregate of 467,338 shares of common stock issued to certain executive officers under the Incentive Plan and Non-Qualified Plan which are not exercisable within 60 days.

(10) Information with respect to Jeffrey L. Gendell is based on a Schedule 13F filed with the Securities and Exchange Commission on March 31 by a group consisting of Tontine Management, L.L.C., Tontine Partners, L.P., Tontine Capital Management, L.L.C., Tontine Associates, L.L.C. and Jeffrey L. Gendell (individually and as managing member of Tontine Management, L.L.C., Tontine Capital Management, L.L.C. and Tontine Associates, L.L.C.). Based solely upon information in this Schedule 13F, Jeffrey L. Gendell and these affiliated entities share voting power and dispositive power with respect to all of such shares of common stock. The stated business address for Jeffrey L. Gendell is 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830.

(11) Information with respect to Dimensional Fund Advisors Inc. and its holdings of common stock is based on a Schedule 13F of Dimensional Fund Advisors Inc. filed with the Securities and Exchange Commission on February 6, 2004. The stated business address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(12) Information with respect to Capital Group International, Inc. and its holdings of common stock is based on a Schedule 13G jointly filed by Capital Group International, Inc. and Capital Guardian Trust Company with the Securities and Exchange Commission on May 31, 2004. Based solely upon information in this Schedule 13G, Capital Group International, Inc. has sole voting power of 456,250 shares of such common stock and sole dispositive power of 765,000 shares of such common stock. Capital Guardian Trust Company is a wholly owned subsidiary of Capital Group International, Inc. The stated business address for both Capital Group International, Inc. and Capital Guardian Trust Company is 11100 Santa Monica Blvd, Los Angeles, California 90025.

                             SOLICITATION OF PROXIES

     The cost of solicitation of proxies will be borne by us, including expenses in connection with preparing and mailing this Proxy Statement. In addition to the use of the mail, proxies may be solicited by personal interviews or by telephone, telecommunications or other electronic means by our Directors, officers and employees at no additional compensation. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock, and we will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.


                                  OTHER MATTERS

     Our management does not presently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.


                             SHAREHOLDERS' PROPOSALS

     Proposals of shareholders intended to be presented at the 2005 Annual Meeting must be received by us by March 15, 2005 to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting. In addition, our by-laws require that notice of shareholder proposals and nominations for director be delivered to our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the Annual Meeting for the preceding year; provided, however, if the Annual Meeting is not scheduled to be held within a period commencing 30 days before such anniversary date and ending 30 days after such anniversary date, such shareholder notice shall be delivered by the later of (i) 60 days prior to the date of the Annual Meeting or
(ii) the tenth day following the date such Annual Meeting date is first publicly announced or disclosed. The date of the 2005 Annual Meeting has not yet been established. Nothing in this paragraph shall be deemed to require us to include in our Proxy Statement and proxy relating to the 2005 Annual Meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the Exchange Act, and the rules and regulations promulgated thereunder.

                                OTHER INFORMATION

     WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED MARCH 31, 2004, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. Such written request should be directed to Columbus McKinnon Corporation, 140 John James Audubon Parkway, Amherst, New York 14228-1197, Attention: Secretary. Each such request must set forth a good faith representation that, as of June 25, 2004, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting.

     The accompanying Notice and this Proxy Statement are sent by order of our Board of Directors.


                                                     TIMOTHY R. HARVEY
                                                     Secretary


Dated:  July 13, 2004

                                   APPENDIX A

                          COLUMBUS MCKINNON CORPORATION

                             AUDIT COMMITTEE CHARTER

                          COLUMBUS MCKINNON CORPORATION
                                 (THE "COMPANY")

                             AUDIT COMMITTEE CHARTER


ORGANIZATION
------------

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of Nasdaq, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission, including financial literacy. At least one member of the Audit Committee shall be a financial expert as defined by the Commission. Audit committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The members of the Audit Committee shall be appointed by the Board. Audit Committee members may be replaced by the Board.


STATEMENT OF POLICY AND RESPONSIBILITIES
----------------------------------------

The Audit  Committee is appointed by the Board to assist the Board in monitoring
(1) the integrity of the financial statements of the Company, (2) the Company's internal accounting and financial controls, (3) the independent auditor's qualifications and independence, (4) the performance of the Company's internal audit function and independent auditors, and (5) the compliance by the Company with legal and regulatory requirements, including all pertinent requirements of the Sarbanes/Oxley Act of 2002 ("SOA").

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor (see Appendix A), subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the Company's annual proxy statement.

In discharging its oversight role, the Committee is authorized to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.

PRINCIPAL FUNCTIONS
-------------------

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The Committee will take appropriate action to set the overall Company "tone" for quality financial reporting, sound business risk practices, and ethical behavior. The following functions are set forth as a guide to be supplemented and carried out as the Committee deems necessary and appropriate.

The following shall be the principal recurring functions of the Committee in carrying out its responsibilities for FINANCIAL STATEMENT AND DISCLOSURE
MATTERS:

     o Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management's discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

     o Review and discuss with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor's review of the quarterly financial statements.

     o Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

     o    Review and discuss reports from the independent auditors on:

          All  critical accounting policies and practices to be used.

          All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

          Other material written  communications between the independent auditor
          and  management,   such  as  any  management  letter  or  schedule  of
          unadjusted differences.

     o Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

     o Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

     o Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

     o Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

     o Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

     o The Committee shall review management's assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year, as well as the independent auditor's report on management's assertion.

The following shall be the principal recurring functions of the Committee in carrying out its responsibilities for PRE-APPROVAL OF PERMITTED NON-AUDIT SERVICES, AND THE FEES THEREFOR, TO BE PROVIDED BY THE COMPANY'S INDEPENDENT
AUDITOR:

     o Before the beginning of each fiscal year, the Committee will discuss, review, and consider for approval a detailed list of recommended, specific, permitted non-audit services, including budgeted fees therefor, to be provided by the independent auditor during the ensuing fiscal year, ascertaining that such detailed planned services and budgeted fees (i) are consistent with the Company's policy that non-audit fees paid to the Company's independent auditor in any one fiscal year must not exceed the total of audit fees, audit-related fees, and tax compliance and return preparation fees, (ii) will not adversely affect the independence of the independent auditor, and
          (iii) will not require the independent auditor to audit its own work, to function in the role of management, or to act as advocate for the Company.

     o During each fiscal year, management, with the assistance of the independent auditor, will be responsible for (i) monitoring actual non-audit services and the fees therefor, (ii) advising the Committee of any significant expected deviations from either the planned non-audit services to be performed by the independent auditor or the budgeted fees therefor, (iii) submitting to the Committee, in sufficient detail, any recommended unplanned non-audit services to be provided by the independent auditor and the expected fees therefor, and (iv) providing an annual report to the Committee showing, in sufficient detail, actual results against approved plans.

     o During each fiscal year, the Committee, or its designee, will discuss, review, and, using the same criteria as noted above, consider for approval (i) any significant expected deviations from the planned non-audit services to be provided by the independent auditor or the budgeted fees therefor, or (ii) any unplanned non-audit services and the expected fees therefor, that arose after the annual budget was approved.

The following shall be the principal recurring functions of the Committee in carrying out its responsibilities for OVERSIGHT OF THE COMPANY'S RELATIONSHIP WITH THE INDEPENDENT AUDITOR MATTERS:

     o    Review and evaluate the lead partner of the independent auditor team.

     o Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

     o Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

     o Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor who participate in any capacity in the audit of the Company.

     o Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

The following shall be the principal recurring functions of the Committee in carrying out its responsibilities for COMPLIANCE OVERSIGHT RESPONSIBILITIES:

     o Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

     o Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Business Conduct and Ethics.

     o Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     o Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports, which raise material issues regarding the Company's financial statements or accounting policies.

     o Discuss with the Company's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

     o Review and approve the report of the Internal Auditor's annual examination of the business expenditures of the Company's CEO and CFO.


LIMITATION OF AUDIT COMMITTEE'S ROLE
------------------------------------

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

OTHER MATTERS
-------------

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee's own performance.


MEETINGS
--------

The Audit Committee shall meet as often as it determines, but not less frequently than bi-annually. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

                          COLUMBUS MCKINNON CORPORATION

                             AUDIT COMMITTEE CHARTER

                                   APPENDIX A

        -----------------------------------------------------------------


The following lists should not be considered all inclusive, rather they contain illustration examples which can be updated through specific experience, and adjusted as regulations and general practice develop.

AUDIT SERVICES, services required of the independent auditor directly related to the audit, include:

     o  Audit of consolidated financial statements

     o  Review quarterly consolidated financial statements

     o Audit subsidiaries' financial statements as required by local country statutes

     o  Issue comfort letters

     o  Issue consent letters

     o  Review SEC registration statements

     o  Review complex transactions and emerging issues as they occur

     o  Issue compliance letters as required by financing agreements

     o  Attend annual meeting of shareholders

     o  Audit the  Company's  system  of  internal  control  as required  by SOA
           Section 404

     o Issue a management letter with recommendations for improvements as they arise during the audit

NON-AUDIT SERVICES, services closely related to, but not required as part of the audit, include:

     AUDIT-RELATED SERVICES:

     o Audit of the financial statements of the Company's employee benefit plans
     o  Audit of the financial statements of CM Insurance Company, Inc.
     o  Assist with due diligence related to acquisitions and divestitures
     o Consult regarding financial and reporting matters not specifically related to the current year

     TAX COMPLIANCE SERVICES:

     o  International tax compliance matters
     o  Limited scope review of domestic tax returns
     o  ETI services
     o  Research credit analysis
     o  Expatriate tax services
     o  IRS audit assistance

     TAX CONSULTING SERVICES:

     o  Domestic and international tax planning
     o  Advice related to acquisitions and divestitures
     o  Foreign refinancing / repatriation issues
     o  State tax matters
     o  Transfer pricing
     o  Other consulting

     OTHER SERVICES:

     o Such other permissible assignments as from time to time are approved by the Audit Committee

PROHIBITED NON-AUDIT SERVICES, as defined in Section 201 of SOA and/or Rule 2-01(c)(4) of Regulation S-X:

     o Bookkeeping or other services related to the Corporation's accounting records or financial statements

     o  Financial information systems design and implementation

     o Appraisal or valuation services, fairness opinion or contribution-in-kind reports

     o  Actuarial services

     o  Internal audit outsourcing services

     o  Managerial functions

     o  Human Resources

     o  Broker-dealer, investment advisor or investment banking services

     o  Legal services

     o  Expert services

                        ANNUAL MEETING OF SHAREHOLDERS OF

                          COLUMBUS MCKINNON CORPORATION

                                 August 16, 2004

                            PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
---------------
PLEASE DATE, SIGN AND MAIL YOUR ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
PLEASE CALL TOLL-FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.

TO VOTE BY INTERNET
-------------------
PLEASE ACCESS THE WEB PAGE AT WWW.VOTEPROXY.COM AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AVAILABLE WHEN YOU ACCESS THE WEB PAGE.



YOUR CONTROL NUMBER IS
                           ---------------     ---------------

                                      PROXY
                          COLUMBUS MCKINNON CORPORATION
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 16, 2004
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints TIMOTHY T. TEVENS and ROBERT R. FRIEDL and each or any of them, attorneys and proxies, with full power of substitution, to vote at the Annual Meeting of Shareholders of COLUMBUS McKINNON CORPORATION (the "Company") to be held at the Company's corporate offices at 140 John James Audubon Parkway, Amherst, New York, on August 16, 2004 at 10:00 a.m., local time, and any adjournment(s) thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournment(s) thereof.

1.   ELECTION OF DIRECTORS:

     |_|  FOR all nominees listed below       |_|  WITHHOLD AUTHORITY to vote
          (except as marked to the                 for all nominees listed below
           contrary below)

          HERBERT P. LADDS, JR.
          TIMOTHY T. TEVENS
          CARLOS PASCUAL
          RICHARD H. FLEMING
          ERNEST R. VEREBELYI
          WALLACE W. CREEK


Instruction: To withhold authority to vote for any individual nominee mark "FOR" all nominees above and write the name(s) of that nominee(s) with respect to whom you wish to withhold authority to vote here:

                                                 ----------------------------


                                                 ----------------------------


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL NO. 1.


Dated:  ______________, 2004

                                                 ----------------------------
                                                 Signature


                                                 ----------------------------
                                                 Signature if held jointly


     Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign a partnership name by authorized person. PLEASE SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                        ANNUAL MEETING OF SHAREHOLDERS OF

                          COLUMBUS MCKINNON CORPORATION

                                 August 16, 2004

                                      ESOP

                            PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
---------------
PLEASE DATE, SIGN AND MAIL YOUR ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
PLEASE CALL TOLL-FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.

TO VOTE BY INTERNET
-------------------
PLEASE ACCESS THE WEB PAGE AT WWW.VOTEPROXY.COM AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AVAILABLE WHEN YOU ACCESS THE WEB PAGE.



YOUR CONTROL NUMBER IS
                           ---------------     ---------------

                          COLUMBUS MCKINNON CORPORATION
                          EMPLOYEE STOCK OWNERSHIP PLAN
           VOTING INSTRUCTION CARD FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 16, 2004

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The Trustees of the Columbus McKinnon Corporation Employee Stock Ownership Plan (the "ESOP") are hereby authorized to represent and to vote as designated herein the shares of the undersigned held under the ESOP at the Annual Meeting of Shareholders of COLUMBUS McKINNON CORPORATION (the "Company") to be held at the Company's corporate offices at 140 John James Audubon Parkway, Amherst, New York, on August 16, 2004 at 10:00 a.m., local time, and any adjournment(s) thereof revoking all previous voting instructions, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournment(s) thereof.

THE TRUSTEES MAKE NO RECOMMENDATION WITH RESPECT TO VOTING YOUR ESOP SHARES ON ANY ITEMS

1.   ELECTION OF DIRECTORS:

     |_|  FOR all nominees listed below       |_|  WITHHOLD AUTHORITY to vote
          (except as marked to the                 for all nominees listed below
           contrary below)

          HERBERT P. LADDS, JR.
          TIMOTHY T. TEVENS
          CARLOS PASCUAL
          RICHARD H. FLEMING
          ERNEST R. VEREBELYI
          WALLACE W. CREEK


Instruction: To withhold authority to vote for any individual nominee mark "FOR" all nominees above and write the name(s) of that nominee(s) with respect to whom you wish to withhold authority to vote here:


                                                 ----------------------------


                                                 ----------------------------


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

WHEN PROPERLY EXECUTED , THIS VOTING INSTRUCTION WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THE TRUSTEES WILL VOTE ANY ALLOCATED ESOP SHARES "FOR" PROPOSAL NO. 1.


Dated:  _______________, 2004


                                                 ----------------------------
                                                 Signature

     Please sign exactly as name appears. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. PLEASE SIGN, DATE AND MAIL THE VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.